Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of April 1, 2025, by and between Oramed Pharmaceuticals Inc., a company incorporated under the laws of the State of Delaware, with an address at 20 Mamilla Ave., Jerusalem, Israel 9414904 (the “Company”) and KNRY Ltd., a company incorporated under the laws of the State of Israel, (company I.D. no. 513836502) with an address at 2 Elza Street, Jerusalem (the “Consultant”).

WHEREAS	the Company wishes to obtain consulting services from the Consultant to be provided by Miriam Kidron (Israeli I.D. number 009665993) (“Miriam”) exclusively and the Consultant wishes to provide the Company with consulting services as an external consultant to the Company through Miriam exclusively and pursuant to the terms and conditions of this Agreement; and

WHEREAS	the parties wish to regulate their legal relations as set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment. The Company hereby appoints the Consultant, and the Consultant hereby agrees to serve the Company through Miriam exclusively, in the capacity of a consultant to the Company. For the avoidance of doubt, it is hereby clarified that in the event the Consultant ceases to provide the Consulting Services (as hereinafter defined) through Miriam exclusively, the Company shall have the right to terminate this Agreement immediately upon notification of such termination, without any further notice.

2.	The Consulting Services. Until the termination of this Agreement, the Consultant through Miriam exclusively shall, as and when requested by the Company, act as a consultant and render his assistance and participation as the President and Chief Executive Officer of the Company, giving the full benefit of his knowledge, expertise, technical skill and ingenuity, in all matters involved in or relating to the business thereof (the “Consulting Services”).

3.	Supervision. While acting as a consultant for the Company through Miriam exclusively, the Consultant and Miriam shall be under the supervision of the Chief Executive Officer (the “Manager”) and shall report to and receive instructions from the Manager.

4.	Commencement of the Agreement. The contractual relationship pursuant to this Agreement commenced on April 1, 2025 (the “Commencement Date”).

5.	Term. Either party may terminate this Agreement, for any reason whatsoever, upon the provision of a 140 day prior written notice (the “Prior Written Notice”).

Notwithstanding the foregoing, the Company may, at any time following the Commencement Date, terminate this Agreement immediately by provision of a written notice (and without any further notice, including the Prior Written Notice referred to above), in which case the termination date of this Agreement shall be the effective date of such notice of immediate termination, in any of the following circumstances:

5.1	Commission of a criminal offence, breach of trust or action adverse to the Company, its monies, property, assets or employees by the Consultant and/or Miriam.

5.2	Breach of any of the Consultant’s and/or Miriam’s undertakings as set forth in this Agreement.

5.3	The Consultant is for any reason unable to provide the Consulting Services through Miriam exclusively at a reasonable time as required by the Company pursuant to this Agreement.

6.	Compensation. Effective April 1, 2025 (inclusive), the Company shall pay to the Consultant in consideration for the performance of the Consulting Services, a gross monthly amount of NIS 71,648 + VAT (the “Consideration”), subject to the receipt by the Company of an invoice from the Consultant.

7.	Reimbursement of Expenses – The Consultant will be reimbursed for any reasonable expenses incurred in connection with the performance of the Consulting Services under this Agreement subject to the Company’s prior written authorization, and provided, that, the Consultant submits such verification of the expenses as the Company may require. The Company will reimburse the Consultant for previously approved expenses in accordance with the Company’s then applicable expense reimbursement policy.

Additionally, the Company shall reimburse the Consultant for pre-approved travel expenses incurred in connection with the performance of the Consulting Services under this Agreement.

8.	Directors’ and Officers’ Liability Coverage. The Company shall provide the Consultant, for the benefit of Miriam, (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

9.	Tax Withholding. Notwithstanding the above, the Company has the right to withhold any amounts from payments made to the Consultant under this Agreement, including, inter alia, the Consideration, to the extent necessary to comply with any applicable tax laws.

10.	Confidentiality, Non-Competition and Intellectual Property. Each of the Consultant and Miriam agrees during the term of this Agreement and thereafter to be bound by, and shall have executed and delivered to the Company, the Proprietary Information, Non-Compete and Protection of Intellectual Property Undertaking, substantially in the form of Exhibit A hereto.

11.	No Conflict of Interest. Each of the Consultant and Miriam agrees during the term of the Agreement not to accept any work or enter into any contract or understanding or accept an obligation, inconsistent or incompatible with the Consultant’s and/or Miriam’s obligations under this Agreement or the scope of the Consulting Services. Each of the Consultant and Miriam warrants that there is no other existing contract or duty on the Consultant’s and/or Miriam’s part inconsistent with this Agreement. Each of the Consultant and Miriam further agrees not to disclose to the Company, or induce the Company to use any confidential information that belongs to anyone other than the Company or the Consultant.

12.	Independent Consultant Relationship. Each of the Consultant and Miriam hereby declares and undertakes, that its relationship with the Company will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between the Company and the Consultant and/or Miriam. Each of the Consultant and Miriam agrees, that it/he will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, profit sharing or retirement benefits, unless otherwise mentioned herein. Furthermore, Each of the Consultant and Miriam agrees that no title that the Consultant and/or Miriam shall carry while acting in the capacity of a consultant of the Company, nor any conduct by the Company or the Consultant, shall derogate from this Section 12.

The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to the Consultant’s performance of the Consulting Services and receipt of fees under this Agreement. Because the Consultant is an independent contractor, the Company will not withhold or make payments for National Insurance Institute; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf.

Furthermore, each of the Consultant and Miriam hereby declares, that the Consultant is the sole employer of Miriam and therefore the Consultant has the sole and complete liability for Miriam’s employment in any aspect whatsoever including, inter alia, obligations such as payment of taxes, National Insurance, disability, severance pay and other contributions based on fees paid to Miriam. The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest, and the Company shall be entitled to require the Consultant to produce evidence of effecting the payments as aforesaid.

13.	Without derogating from any of the above, should it be held by any competent judicial authority or any governmental authority, that the relationship between each of Consultant or Miriam and the Company is one of employer and employee; and/or in the event that the Company shall be demanded and/or obligated, to pay any of the Consultant or Miriam any amount, or give them any right, deriving from the existence of an employer-employee relationship between the Consultant or Miriam and the Company or usually paid to employees; all of the following provisions shall apply:

13.1	Retroactively, from the first date of Consultant’s engagement with the Company (the “Effective Date”) and in lieu of any remuneration paid to Consultant (including bonuses, benefits and expenses), Consultant will be deemed to have been entitled only to a gross monthly salary (including for all over-time hours, if relevant) in an amount equal to 150% of the gross monthly salary of the Company’s highest paid executive officer. Consultant will immediately return to the Company any amount paid to it beyond the above gross salary. Any entitlements as an employee (if at all) for Consultant, will be calculated on the base of the above salary;

13.2	The Company shall be entitled to set off from the amounts due to Consultant in accordance with any source, the amounts which the Consultant will be liable to refund to the Company pursuant to Section 13.1 or in accordance with any other source; and

13.3	Consultant shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and legal expenses.

14.	Should it be held by the tax authorities, including the Israeli National Insurance Institute, that the Company is required or obligated to pay any amount or bear any cost deriving from the existence of an employer-employee relationship between the Consultant or Miriam and the Company or usually paid to employees; all of the following provisions shall apply:

14.1	The Company shall be entitled to set off from the amounts due to Consultant in accordance with any source, the amounts which the Consultant will be liable to refund to the Company pursuant to Section 13.1 or in accordance with any other source; and

14.2	Consultant shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and legal expenses.

15.	Consultant Representation and Warranties. The Consultant hereby represents and warrants that the Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

16.	Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, each of the Consultant and Each of the Consultant and Miriam hereby will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, electronic devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of the Company.

Data and software stored on magnetic and other media that cannot be returned shall be destroyed by the Consultant or Each of the Consultant and Miriam hereby together with all copies thereof.

17.	General Provisions.

17.1	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17.2	Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Israel. The parties hereby expressly consent to the exclusive jurisdiction of the court located in Tel-Aviv, Israel, and all disputes or claims arising out of or related to this Agreement shall be exclusively resolved by the courts located in Tel-Aviv, Israel.

17.3	No Assignment. This Agreement may not be assigned by the Consultant and/or Each of the Consultant and Miriam hereby without the Company’s prior and written consent, and any such attempted assignment shall be void and of no effect.

17.4	Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right.

17.5	Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior agreements and/or discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

17.6	Notices. All communications under this Agreement shall be in writing and shall be delivered by email, hand or mailed by registered or certified mail, postage prepaid:

(i)	If to the Consultant, at 32 Eliezer Hagadol Street, Jerusalem, or at such other address or email address as the Consultant may have furnished the Company in writing; and

(ii)	If to the Company, at 20 Mamilla Ave., Jerusalem, Israel 9414904, marked for the attention of the Chief Financial Officer, or at such other address or email address as it may have furnished the Consultant in writing.

Any notice so addressed shall be deemed to be given: if delivered by hand or by email, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

17.7	Survival. Sections 10 (including Exhibit A), 12, 13, 14, 16 and 17 shall survive termination of this Agreement.

17.8	Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ORAMED PHARMACEUTICALS INC.		KNRY LTD.

By:		By:
Name:	Nadav Kidron	Name:	Miriam Kidron
Title:	Chief Executive Officer	Title:	Chief Scientific Officer

I hereby confirm that I have read this Agreement, understood its terms and agree to be personally bound by all its terms and provisions, including without limitations, the provisions of Section 10 and 13 thereto.

Miriam Kidron

EXHIBIT A

PROPRIETARY INFORMATION, NON-COMPETE AND PROTECTION OF

INTELLECTUAL PROPERTY UNDERTAKING

(The “Undertaking”)

This undertaking is Exhibit A to the Consulting Agreement made effective as of April 1, 2025 by and between Oramed Pharmaceuticals Inc. (the “Company”) and KNRY Ltd., (the “Consultant”) for the provision of consulting services by the Consultant via Miriam Kidron (“Miriam”).

Each of Consultant and Miriam warrants and undertakes that during their relationship with the Company and thereafter, they shall maintain in complete confidence any matters that relate to the Company (together with its Affiliates shall be defined as the “Company”), its affairs or business, including regarding the terms and conditions of the Consulting Agreement, and that they shall not harm its goodwill or reputation, and they agree to the provisions of the confidentiality, non-competition, non-solicitation and intellectual property clauses as specified below.

For avoidance of any doubt, it is hereby clarified that the obligations and representations of Consultant and Miriam and the Company’s rights under this Undertaking shall apply retroactively as of the commencement of the parties’ engagement, regardless of the date of execution of this Undertaking.

The obligations of Consultant and Miriam pursuant to this Undertaking derive from their status and position in the Company, along with all matters connected therewith, and the terms and conditions of the Consulting Agreement, including their compensation, have been determined in part, inter alia, in consideration of this Undertaking and constitute sufficient consideration for their obligations hereunder.

1.	Confidentiality

1.1	Each of Consultant and Miriam undertakes to maintain the Confidential Information (as defined below) of the Company during the term of his/her engagement with the Company and after the termination of such, for any reason. Each of Consultant and Miriam acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect.

1.2	Without derogating from the generality of the foregoing, Each of Consultant and Miriam hereby agrees that he/she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his/her engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which Consultant and Miriam is or becomes informed or aware during his/her engagement period with the Company, whether or not developed by Consultant and/or Miriam.

1.3	The general prohibition contained in Sections 1.1 and 1.2 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that: (i) is available to the public generally in the form disclosed; (ii) becomes part of the public domain through no fault of Consultant and Miriam; (iii) is already in the lawful possession of Consultant and Miriam at the time of receipt of the Confidential Information, as can be proven by written documentation; or (iv) is compelled by applicable law to be disclosed, provided that Consultant and Miriam gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

1.4	Each of Consultant and Miriam undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

1.5	Each of Consultant and Miriam undertakes, that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Consulting Agreement, and thereafter, each of Consultant and Miriam will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his/her work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.6	During the term of the Consulting Agreement, each of Consultant and Miriam shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Consultant and/or Miriam has an obligation of confidentiality, and Each of Consultant and Miriam did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.7	In the event Each of Consultant and Miriam is in breach of any of the above obligations, they shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, without derogating from any other relief or remedy available to the Company by virtue of any law.

2.	Non-Competition/Non-Solicitation

Each of Consultant and Miriam undertakes that during the period of his/her engagement with the Company and for a period of (12) months following termination of his/her engagement with the Company, for any reason:

2.1	He shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or the Company contemplates in good faith to be materially engaged in within six (6) months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination(the “Competitive Occupation”); provided, however, that Consultant and Miriam may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

2.2	Without derogating from the generality of the foregoing, each of Consultant and Miriam undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s customers, suppliers or agents, including customers, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of the Consulting Agreement or prior thereto.

2.3	In addition, each of Consultant and Miriam undertakes not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.4	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by Consultant and Miriam alone or in cooperation with others and shall apply to the participation of Consultant and Miriam in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3.	Intellectual Property, Copyright and Patents

3.1	Each of Consultant and Miriam hereby acknowledges and agrees that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by Consultant and/or Miriam (whether solely or jointly with others) during the term of the Consulting Agreement; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know how (“Company IPR”). “Intellectual Property Rights” means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2	Each of Consultant and Miriam acknowledges and agrees that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. Each of Consultant and Miriam hereby irrevocably assigns to the Company or its designee and shall assign all right, title and interest Consultant and/or Miriam may have or may acquire in and to Company IPR upon its creation. Each of Consultant and Miriam acknowledges and agrees that no rights relating to any Company IPR are reserved Consultant and Miriam.

Each of Consultant and Miriam will assist the Company, upon Company’s first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Consulting Agreement, all for no additional consideration, provided that each of Consultant and Miriam shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure the signature of Consultant or Miriam on any document required, each of Consultant and Miriam hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

3.3	Each of Consultant and Miriam irrevocably confirms that the consideration explicitly set forth in the Consulting Agreement is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and each of Consultant and Miriam irrevocably waives any legal right he/she may have in connection with the Company IPR, including without limitation any right, moral rights or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 or other applicable laws. The foregoing waiver relates to any claims or demands whatsoever, whether in the present, past or future, and whether under contract or other legal or equitable theory.

3.4	Each of Consultant and Miriam represents and warrants that upon execution hereof, he/she has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company’s business, products or Intellectual Property Rights (“Prior Inventions”). Each of Consultant and Miriam undertakes not to incorporate any Prior Inventions or third party’s Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5	Each of Consultant and Miriam undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by him or personnel of the Company or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6	The obligations of Consultant and Miriam pursuant to this Section 3 shall survive the termination of the Consulting Agreement with the Company or its successors and assigns with respect to inventions conceived by them during the term of the Consulting Agreement or as a result thereof.

4.	Each of Consultant and Miriam acknowledges that the restricted period of time and geographical area as specified hereunder are reasonable, in view of his/her position and the nature of the business in which the Company is engaged, the knowledge of Consultant and Miriam of the Company’s business and the compensation he/she receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Undertaking may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. Each of Consultant and Miriam acknowledges that the compensation and benefits granted to him by the Company under the Consulting Agreement were determined, inter alia, in consideration for his/her obligations under this Undertaking.

5.	This Undertaking, the rights of the Company hereunder, and the obligations of each of Consultant and Miriam hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Each of Consultant and Miriam may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

6.	This Undertaking and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Undertaking, its execution, interpretation and performance.

7.	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Consulting Agreement.

8.	This Undertaking is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

THE UNDERSIGNED HAVE READ THIS UNDERTAKING CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

KNRY LTD.

By:
Name:	Miriam Kidron	Date
Title:	Chief Scientific Officer